EXHIBIT 21.1

Subsidiaries of the Company

At December 31, 2012

State or Jurisdiction
of Organization	Subsidiaries	Ownership %
Nevada	Myton Oilfield Rentals, LLC	100%
Nevada	Riverbend Gas Gathering, LLC	100%
Delaware	Gasco Production Company	100%